December 24, 2014

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549-3720

Attention:	Stephen G. Krikorian
Tamara Tangen
Christine Davis
Mitchell Austin
Barbara C. Jacobs

Re:	Cornerstone OnDemand, Inc.
Form 10-K for the fiscal year ended December 31, 2013
Filed February 26, 2014
Form 10-Q for the quarterly period ended September 30, 2014
Filed November 7, 2014
File No. 001-35098

Ladies and Gentlemen:

We respectfully advise the staff (the “Staff”) of the Securities and Exchange Commission that Cornerstone OnDemand, Inc. (the “Company”) is in receipt of the Staff’s letter dated December 18, 2014 relating to the above referenced filings. The Company respectfully advises the Staff that it expects to respond to the Staff’s letter no later than January 12, 2015.

Please do not hesitate to call me at (310) 752-0101 if you have any questions or require additional information. I thank you in advance for your consideration.

Very truly yours,

CORNERSTONE ONDEMAND, INC.

/s/ Perry Wallack

Perry Wallack
Chief Financial Officer

cc:	Herbert P. Fockler, Wilson Sonsini Goodrich & Rosati, P.C.
Rachel B. Proffitt, Wilson Sonsini Goodrich & Rosati, P.C.